Exhibit 99.2

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Gary Schaefer, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: gschaefer@nanometrics.com

Nanometrics Acquires Assets of Tevet Process Control Technologies, Ltd.;

Broadens Integrated Metrology Portfolio

MILPITAS, Calif., May 7, 2008 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology equipment, today announced that it has acquired Tevet Process Control Technologies, Ltd. (“Tevet”) through an all-cash asset purchase transaction. Tevet is an integrated metrology (“IM”) company serving the worldwide semiconductor and solar manufacturing industry.

The acquisition of Tevet furthers Nanometrics’ strategy to offer a breadth of process control metrology solutions that address both advanced technology as well as cost of ownership. With this acquisition, Nanometrics adds the industry’s highest-throughput excursion monitoring IM product to its portfolio of metrology solutions. “The new IM products are differentiated and highly complementary to our IM business,” commented Steve Bradley, Director of the Integrated Metrology Business Unit at Nanometrics. “This represents an additional entry point for us with leading semiconductor OEMs, as well as companies in the solar manufacturing industry.”

The acquisition is expected to be accretive in 2008.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results from the acquisition of Tevet. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Nanometrics’ actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and actual events or results may differ materially. Nanometrics cannot provide any assurance that its future results will meet expectations. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K, as amended, for the year ended December 30, 2007 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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